State of Montana County of Flathead This record was acknowledged before me by use of communication technology on April 10, 2025 by MIGUEL ANGEL LOPEZ BEN, who declared that they were located in _______________________________ and, if the aforementioned principal is located outside of the United States, that this record is part of, or pertains to, a matter that is to be filed with or is before a court, government entity, or other entity located in the United States or involves property located in or a transaction substantially connected with, the United States. _______________________________________ Notary Public, State of Montana } ss Miami, FL